Exhibit 99.1

Transcript for Investor Conference Call and Webcast

Operator:

Good morning. My name is Brandy and I will be your conference operator today. At this time, I would like to welcome everyone to the Axiall investor update conference call.

(Operator Instructions)

Thank you. Mr. Martin Jarosick, you may begin your conference.

Martin Jarosick: :

Thank you, Brandy, and good morning, everyone. Welcome to today’s conference call to discuss the revised JV agreement with Lotte that we disclosed last evening and other Corporate initiatives. Joining me on the call are Paul Carrico, CEO; Greg Thompson, CFO; and Tim Mann, our Executive Vice President of Strategy. There are presentation materials available for your reference on our website, and our press release issued yesterday afternoon contains a forward-looking statement, which is incorporated into and considered part of this conference call.

The discussion during the call will contain forward-looking statements reflecting Axiall’s current view about future events. These statements involve risks and uncertainties that may cause actual results to differ. Axiall does not undertake any obligation to provide updates to these forward-looking statements. For additional information, please refer to Axiall’s filings with the SEC. Now I’ll turn the call over to Paul. Paul.

Paul Carrico:

Thanks, Martin. Today I want to update you on a revised deal that we have reached with Lotte Chemical with respect to the ethylene plant. Also, we will provide some clarity on other items, including our cash allocation intentions, an update on our cost-cutting initiative, and an update on our aromatics disposition process.

Today marks a very substantial milestone in our work to secure producer economics for half of our ethylene needs. Coming out of our debt restructuring in 2009, we set two overarching strategic objectives for the Company, to increase our level of integration, both into chlorine and to ethylene. We accomplished the chlorine integration; while there have been a number of options to consider in getting to this point, the current plan provides an ideal way to resolve this missing segment in our integrated chain strategy.

Yesterday afternoon, we announced that we have finalized the terms of our agreement with Lotte Chemical for our joint venture for the construction of a 1 million metric ton ethane feedstock-based ethylene production unit to be built in Louisiana. The arrangements include a substantially reduced capital commitment on our part, an attractive supply arrangement for a significant amount of our ethylene needs, and an option to increase our ownership level to 50% of the completed plant. It is an affordable and actionable path to complete our strategic goal of 50% ethylene integration at producer economics. While there is still work to do to get a final investment decision, or FID, and into production, we are pleased to be able to discuss this with you today.

I’m now going to turn it over to Tim to discuss the details of the deal. His team led the negotiation of the revised terms of our deal with Lotte.

Tim Mann:

Thanks, Paul. The details of the deal are as follows. We’ll contribute an aggregate of $225 million to the total construction cost of the project. Our contribution will be approximately 10% of the costs and we will make our contributions as the costs are incurred, with an annual cap of $50 million per year. In 2019, we would contribute the balance of our $225 million contribution. Lotte will be contributing the rest of the construction costs needed for the project.

To be clear, our capital commitment in the construction phase of the project will not exceed $225 million. We believe this is a manageable amount, even in the current condition of our markets, and it should not require us to materially increase our overall leverage, as we believe our commitment can be funded from operating cash flow and the proceeds of various asset sales.

In addition to our capital commitment, we have also agreed to an offtake arrangement for half of the production from the unit. The design capacity of the unit is approximately 2.2 billion pounds of ethylene. Our projected annual ethylene requirement is just under 2 billion pounds, and so the portion of the production from this unit will meet our goal of being integrated into about half of our ethylene needs.

Now, there are a couple of pricing levels to this supply arrangement. First, we’ll receive a portion of this ethylene at producer economics. This portion will be equal to our ownership percentage in the unit, based on our $225 million capital commitment as a percentage of the actual total project costs when the unit is completed. So our actual offtake for this portion of the arrangement will depend on the actual construction costs and will not be known with certainty until the plant is complete. The duration of this portion of the supply arrangement will continue indefinitely, so long as we own our interest in the plant.

Now, should we not exercise the call option, the remaining portion of the offtake will be priced with a formula that includes both index and cost-based inputs. However, whatever price this formula produces, it is also subject to a cap of IHS’s net transaction price, or NTP. So in no event will the price under this formula exceed NTP, and in many cases, we believe it could be well below NTP.

The duration of this portion of the supply arrangement continues for five years after the plant is substantially complete. Combined, we believe this supply arrangement will provide not only security of supply for this key feedstock, but also an advantaged price position as compared to the market.

Now, in addition to the offtake arrangement, we will also have an option to increase our equity ownership in the plant up to a 50% interest in the plant. This option is exercisable until the third anniversary of the substantial completion of the plant. The exercise price of the option is based on the actual cost to construct the plant, plus Lotte’s actual borrowing cost on that portion of the build, plus an additional margin to Lotte.

Now, if today’s lending conditions were to persist throughout the option period, this cost would approximate the actual construction cost of the plant, plus about 7.5%. We believe there’s substantial value to us in the optionality of this arrangement, as it allows us to both know the actual construction cost of the plant, and have a much clearer view of the ethylene market conditions at the time of start-up, before we commit additional capital to the project above the previously mentioned $225 million.

Now, if we were to increase our ownership interest in the plant via the exercise of this option, that would also increase the portion of the offtake that we would receive at cost. All of these agreements are conditioned upon both us and Lotte making a final investment decision on the plant. We expect to make that decision later this year.

Now, while there are a number of factors that remain to be resolved prior to FID, the two most important are the successful conclusion of the negotiation of our contract with our EPC provider, and the arrangements for ethane supply and related logistics. We believe both of these can be resolved in an expeditious manner.

Now, while we’ll be involved in the construction of the plant, our partner, Lotte, as the majority owner of the plant, will lead the project. There’s more information about them in the material posted for this meeting, but we would specifically draw your attention to Lotte’s deep experience in not only operating ethylene plants, but also constructing complex process plants.

We are very pleased with the development of our relationship with Lotte. They’ve proven to be an excellent partner in all of our dealings and we look forward to the further development of this relationship. So we’re comfortable that, with the help of Axiall’s involvement and local team, and Lotte’s experience in running ethylene plants and constructing complex process plants, that the construction will be a successful combined effort.

I want to emphasize, however, that our capital commitment is capped at $225 million. So while the total cost of construction will impact the price of the exercised cost of our option, and the percentage of the offtake we would get based on our equity ownership, this arrangement does not expose us to additional capital calls and we believe substantially de-risks our involvement in the project. Paul, I’ll turn it back over to you.

Paul Carrico:

Thanks, Tim. This revised deal is a highly attractive agreement for both parties and provides a unique solution to Axiall’s short position in ethylene. For Axiall, we are very pleased with the combined benefits this arrangement gives us, including limited capital commitment, an attractive offtake agreement for about half of our needs of this critical feedstock, and the optionality of increasing our ownership up to 50%.

For Lotte, this deal provides access to low-cost US Gulf Coast feedstocks for Lotte’s MEG facility, and an anchor customer for the ethylene plant that can provide certainty around a significant level of capacity utilization. Again, both our commitment and Lotte’s commitment remain subject to FID, but we believe this arrangement sets out an affordable and actionable path to complete our strategic goal of 50% ethylene integration at producer economics. I’ll now turn the call over to Greg and he’ll update you on a few other initiatives. Greg?

Greg Thompson:

Thanks, Paul. Good morning. I want to provide an update today, briefly, on three items. The first item relates to reducing our operating and overhead costs and improving productivity. We have completed the initial stages of a review of our cost structure and operations and believe we can further reduce our costs and improve productivity by $100 million on a run rate basis by the end of 2016, compared to today’s run rate levels. This will involve both reductions in our SG&A, as well as the more readily controllable parts of our cost of goods sold. We will keep you updated on our progress, and I want to assure you this is a matter of the highest priority and urgency for our team.

The next topic I want to talk to you about today is our expectations for cash allocation and shareholder return. Our plan for the coming years is to make it our priority to return our excess cash to shareholders. That means, in simple terms, that we will allocate our cash toward: required interest and principal payments under existing debt outstanding, continued payment of the quarterly dividend, and funding our CapEx needs to maintain and reliably run the plants.

Capital expenditures will be focused on our existing core assets, including strengthening asset reliability and operational excellence. In 2015, that CapEx will be about $215 million, and while it will fluctuate some from year to year, it will remain in that range for the next few years. In addition to the $215 million, we will allocate what is required to fund the ethylene plant build, as we have discussed earlier in this call.

We are not ruling out additional growth projects, but any project will have to demonstrate a very high financial return and be a strong strategic fit before we fund them with excess cash generated. Our excess cash would not be just proceeds from our operations, but also the proceeds from asset dispositions. We and our Board will continue to assess the timing and form of return of value to shareholders via share repurchases, dividend increases, or special dividends from time to time, as conditions then warrant. In addition, the amount of the return will of course have to be in line with the existing restrictions we have in our debt arrangements.

And finally, turning to aromatics, the sale process for this business is moving forward, in line with our expectations. We are running a full process and initial indications of interest for the business are due later this month. From there, we will move forward with a normal transaction process. We will continue to keep you updated on our progress. With that, I will turn the call back over to Paul.

Paul Carrico:

Thanks, Greg. Our announcements today reflect efforts that we have had underway for some time and we are very pleased to report them to you. We believe these initiatives are important for us to improve our long-term shareholder value.

In the past several weeks and months we have heard from several investors about their desired urgency for change in our business. Our performance has not met our own expectations. We welcome input from all of our shareholders. This input is an important part of the decision process making for Management and the Board of Directors. We are continually evaluating all options for creating shareholder value and there are no predetermined limits on what those options might be.

We believe the initiatives announced today demonstrate our commitment to driving shareholder value and we’ll continue to take actions to achieve that objective. We’ve covered a lot of ground on this call. So with that, I’ll turn it over for questions. Operator.

Operator: (Operator Instructions)

Your first question comes from the line of Brian Maguire with Goldman Sachs.

Ryan Berney:

Ryan Berney on for Brian. Just had a quick question on whether or not a change of control at Axiall would enable you to exit the JV or put the JV stake to Lotte?

Greg Thompson:

The Lotte arrangement, once we make FID, it would survive a change of control.

Ryan Berney:

Okay. Thank you. And I think you also threw out a CapEx forecast for the next couple years, but I might have missed it. Could you repeat it for me?

Greg Thompson:

The CapEx forecast I mentioned is that, for this year, we’re talking about — we have talked about around $215 million of CapEx and we would expect that level to continue for the next several years. And that does exclude, and so you have to add to that, the additional CapEx related to the Lotte JV investment, and subject to that $225 million over the period of construction through 2019, and with a cap per year of $50 million.

So we would expect, based upon, again, subject to FID, that just based upon the way the outflows would work, that, that would — it would probably be less than $50 million for the first year, maybe even the second year. And so it would be more back-end loaded toward those later years, through 2019.

Ryan Berney:

Understood. Thank you.

Operator:

Your next question comes from the line of Jim Sheehan with SunTrust.

Jason Freuchetl:

Hey, good morning. This is Jason Freuchtel sitting in for Jim.

Paul Carrico:

Good morning, Jason.

Jason Freuchtel: :

I was curious about the start-up time. Is the plant expected to start up at the end of 2018 or is it going to be sometime in 2019? And does any of the current construction projects that have been delayed impact your thoughts on the start-up time?

Paul Carrico:

The target would be late 2018. It could roll into 2019, based upon the process that we go through. In terms of how that plays out, that’s our best estimate at this point in time. Certainly, we’re going to continue to be working on that before FID.

Jason Freuchtel:

Okay. So you would begin construction before FID?

Paul Carrico:

No. We’re continuing to work on the schedule and the timing before FID.

Jason Freuchtel:

Understood. Okay. Um….I think that’s all I have right now. Thanks.

Greg Thompson:

Okay. Thanks, Jason.

Operator:

Your next question comes from the line of Frank Mitsch with Wells Fargo Securities.

Frank Mitsch:

Good morning, gentlemen.

Paul Carrico:

Good morning, Frank.

Frank Mitsch:

Hey, this $225 million figure, how did you guys come up with that? Was that something that maybe the rating agencies dictated to you or your guesstimate of cash flows or how did you come up with that number?

Greg Thompson:

Well, I’d say no. It’s not something the rating agencies dictated to us. Whereas there’s not a lot of science behind it, like any other arrangement, there’s negotiation and back and forth and we also think it’s prudent with respect to our current level of operations and managing our balance sheet going forward, as well. So it’s really all those kinds of things that factored in, including negotiation with our partner.

Frank Mitsch:

All right. Terrific. And I’d also been hearing that the aromatics — the sale process was going well. Is this something that you would anticipate we’d get an announcement during the third quarter?

Greg Thompson:

These processes sometimes meander, Frank, so we’ve got a really full, robust process going on right now and we will continue to keep you updated. We’ll have some update certainly when we do our second-quarter earnings call and it would be great to bring it to conclusion as quickly as we can.

Frank Mitsch:

All right terrific. And speaking of the second-quarter earnings call, here we are late in the second quarter. Obviously the market hasn’t gotten a PVC price increase this quarter. What can you talk about the pace of business that you’ve seen so far during the quarter? Obviously, export pricing has been a little bit difficult, as well. Can you provide any kind of color to what’s been going on in that marketplace?

Greg Thompson:

I would say all those things you mentioned are absolutely what’s going on right now in the market. I don’t have a — we don’t have a full market update for you today, but I would say that overall, the market pricing, really throughout chlorovinyls continues to be relatively weak.

Frank Mitsch:

I see. All right. Thank you so much.

Paul Carrico:

Thanks, Frank.

Operator:

Your next question comes from the line of Hassan Ahmed with Alembic Global.

Hassan Ahmed:

Good morning, Paul.

Paul Carrico:

Morning.

Hassan Ahmed:

Question around the offtake agreement. In the presentation, you guys mentioned that Lotte is looking to integrate their share of the ethylene into ethylene glycol, so my question really is that how committed are they to that integration into glycol? I mean, is there a possibility that they may not go down that route, and if they don’t, could you increase potentially that offtake agreement volume?

Paul Carrico:

I think part of their intention here is to take advantage of the Fracking in North America and the prices associated with ethane and natural gas. So from an MEG point of view, they have to speak to that but we would fully expect them to move forward on the MEG plant.

Hassan Ahmed:

Fair enough. And now in terms of the portfolio management side of things, you obviously talked about the aromatics business, but is there something above and beyond the aromatics business you may be looking at, maybe sort of a divestiture of the building products side of things? So that’s the first part.

The second part is, as and when — let’s assume the aromatics sale happens smoothly, you know the cash that you would get from that, you know how would you think about earmarking that? I mean, is it fair to assume that potentially you would sort of you know allocate most of that towards maybe a share buyback at current sort of depressed valuation levels?

Greg Thompson:

I think we said everything on the portfolio is on the table, so nothing is off the table from that, from your general question, Hassan. Related to aromatics, as I indicated in our remarks, excess cash flow, returning that to shareholders is something that is a high priority for us going forward.

And so based upon the timing of any divestiture of aromatics, and where we are in terms of the total Company generation of cash flow, and identifying excess cash flow, we would hope there would be some there that we would be able to return to shareholders. But there’s a lot of puts and takes and timing between now and then to determine when that might occur.

Hassan Ahmed:

Perfect. Thanks so much.

Operator:

Your next question comes from the line of Edlain Rodriguez with UBS.

Edlain Rodriguez:

Good morning. Quick question. In terms of the offtake, you noted that the price will be capped at IHS market price and sometimes it will be below that, so what will be the factors that determine what the ultimate price that you pay is?

Paul Carrico:

It goes back to it’s a combination of multiple factors and it includes certainly cost associated with ethane, that type of thing, and other formulas that we’ve added in. So we don’t intend to go through the details of that, other than the parameters around it are what we stated, that the max is the NTP, and then in many operating conditions, it would be less than that.

Edlain Rodriguez:

Okay. And another quick question. This deal clearly frees up capital because you’re going to put less in than expected but you didn’t mention anything in terms of share buyback in terms of capital allocation. Is it just because of the current market environment? Like, you just don’t have enough capital right now for that, or—?

Greg Thompson:

As I talked about that priority for going forward, in terms of where we are currently, based upon the pricing levels and where we are in the trough, yes, there’s not sufficient cash flow generation, we think to prudently return capital as of today to shareholders, both prudently do that from a balance sheet perspective, as well as the existing cash generation of the business at these pricing levels in chlorovinyls, in particular.

Edlain Rodriguez:

Okay. And one last one. I mean, of course, you’ve had some shareholders who were a little vocal about this project. Now that the Board has to look at it, is the Board going to take the input of those shareholders in mind or has that been resolved somewhat?

Paul Carrico:

I think everybody has to look at this transaction as we’ve outlined it and make their own judgments. But we have and will continue to listen to shareholders and that input will go both to us, Management, and the Board.

Edlain Rodriguez:

Okay. That makes sense. Thank you very much.

Operator:

Your next question comes from the line of Christopher Butler with Sidoti.

Christopher Butler:

Hi, good morning everyone.

Paul Carrico:

Good morning, Chris.

Christopher Butler:

Sorry if I missed it, but could you sort of give us a breakdown and some details on the cost cutting, where you’re expecting the savings to come from on the procurement side and some other details?

Greg Thompson: :

I don’t have all the full details that I would provide on the call today. We have started, as I said, implementation of some items. But it would be — the $100 million that we’re looking at — would be both Corporate and SG&A reductions, as well as really focused on what I would call the addressable spend areas of cost of goods sold.

So that’s around $1.7 billion or so of our total cost of goods sold for things like procurement and packaging materials and on and on and on, all those various kinds of components within cost of goods sold, as well as some portion of productivity improvements. So that’s about all the details I’m prepared to go through with you today. We’ll certainly provide more details and update as we are ready to roll out the specifics externally of our cost reduction plan.

Christopher Butler: :

And then sort of circling back to ethylene, as this plant is being built, are you — is there any plans to sort of set up a short-term contract for ethylene? Are you going to continue to purchase on the spot? And then the 50% beyond that, I assume that, that’s something that you’re looking at as well?

Paul Carrico:

Yes, I think as a direction, we’ll move towards more contract purchases in the coming years, during the interim, while the plant would be up and — before the plant would be up and running. So directionally speaking, it’s not our objective to stay in the spot market as much in the subsequent years or the coming years as it was this year.

Christopher Butler:

I appreciate your time.

Greg Thompson:

Thanks, Chris.

Operator:

Your next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeff Zekauskas:

Thanks very much. At the site, should it actually be built, how long is the ethylene possession? In other words, if you subtract out the ethylene that goes into the ethylene glycol or whatever’s contemplated, how many pounds are left?

Paul Carrico:

I think part of that depends upon what Lotte’s final intention turns out to be. But I would say there’s not a large number of pounds left and also we have connections to multiple different pathways to either use it there or use it in our system in a different way. So if there’s excess ethylene, and it works out between the two parties, then we could even consider taking some of that to the extent there is occasionally.

Jeff Zekauskas:

And if I understand the agreement you’ve committed to take — if the plant is built — you’ve committed to take 880 million pounds in addition to the 220 million. Is that the meaning of this?

Paul Carrico:

The total of 1.1 billion pounds is what our offtake would be.

Jeff Zekauskas:

Right. And can you make some description of the degree of the 880 million being advantaged? Can you put some parameters around it because it’s difficult to tell what the economic value of that relationship or that piece of contract that you have. How do you view the value of that?

Paul Carrico:

We have to take into account what our alternatives are and what our options are and it varies, depending upon market conditions. So difficulty depends upon what your projections area about where costs are three or four years out and then how that relates to the formulas that we’ve set up. So giving you an absolute number is greatly dependent upon a lot of different variables.

Jeff Zekauskas:

Well, if the conditions then were the same as the conditions now, that is if ethane were where it was and the ethylene price was at $0.35, order of magnitude or is there some quantification you can put around the advantage?

Paul Carrico:

All I can tell you is it would be below NTP, say in last year’s conditions and this year’s conditions, but order of magnitude varies again since there were different conditions between last year and this year. But it wouldn’t be at NTP. Let’s put it that way.

Jeff Zekauskas:

And then lastly, what’s the cash costs of the $100 million reduction in costs that you’re contemplating?

Greg Thompson:

That’s part of what we’ll provide an update coming up later, hopefully at the — when we announce second-quarter earnings, Jeff, any exit costs related to achieving that $100 million run rate.

Jeff Zekauskas:

Okay. Great. Thank you so much.

Operator:

Your next question comes from the line of James Finnerty with Citi.

James Finnerty:

Hi. Good morning. I just want to make sure I have the CapEx part correct. It’s a maximum of $225 million with $50 million cap per year and the facility is meant to be completed by 2018. So is it — if I — this 4 times $50 million gets me to $200 million. Does that imply that $25 million in theory would be spent in this year?

Greg Thompson:

No, it would imply — so that the max contribution levels goes through 2019, and so if everything occurred ratably, as you suggest, the $50 million per year, which is our max, then we would spend $25 million in 2019. And what I tried to indicate in an earlier question, that while our expenditure is capped at $50 million, there are also some other limitations on our spending level really geared towards the total project spending, based upon how that proceeds over time. And so just based upon the normal spending for a project like this, we wouldn’t expect that — not likely to spend that amount this year and maybe not even at that $50 million cap next year. And to the extent we don’t spend that $50 million, then any of that amount all rolls into the last year in 2019.

James Finnerty:

Got you. Okay. Thank you for clarifying that. And just with regard to the option, at this stage is there any sort of just general thought as to whether it’s more likely that you would proceed to increase your stake or is it undecided at this point? Just if you’re leaning one way or another, it would be helpful?

Greg Thompson:

I think that’s the beauty of the arrangement that we have is we’ll get to evaluate that, one, after the cracker is up and operating, and so we’ll know the final cost. And then we’ve got three years after that to look at the market conditions and everything else to determine if we think that, that further investment makes sense. So that optionality under this transaction, we think, is very valuable and gives us maximum visibility in all respects before we would reach that conclusion.

James Finnerty:

Great. Thank you very much.

Operator:

Your next question comes from Roger Spitz with Bank of America-Merrill Lynch.

Roger Spitz:

Thank you. Good morning.

Greg Thompson:

Hi, Roger.

Roger Spitz:

[inaudible] Ethylene JV, it doesn’t appear that the JV is going to be project financed. If that is correct, why not? That would seem to be a good way to keep your capital expenditures low while getting more of the ethylene at cost?

Greg Thompson:

Roger, I’m not sure — you broke up a little bit there at the beginning of your question, so I think I got it all. We have looked at project finance with Lotte. There are a lot of complications with that and added costs. So we think, with this arrangement for Axiall, it really provides us maximum flexibility and with a reasonable ratio of looking at our cash, cash outflow, and the maximum optionality for later on to decide if we want to invest in the project. So we think it’s the best of all worlds and better than anything we could have arranged through project finance.

Roger Spitz:

Okay. Thank you very much.

Operator:

Your next question comes from the line of Mark Rogers with Soroban.

Mark Rogers:

Hi, guys, how you doing?

Paul Carrico:

Good morning.

Greg Thompson:

Good morning, Mark.

Mark Rogers:

So, quick question. What is the fact that Lotte would give you guys a free option to farm into a multi-billion dollar investment at cost after all the capital has been spent and thus risk-free, at that point, say about the strategic value of your downstream assets? And how is the Board thinking about other ways to capture that strategic value?

Paul Carrico:

Well, Lotte’s incentive here is to be able, as we said earlier, to take advantage of the MEG production and base it on North American cost. And so from their point of view, we’re bringing a lot to the table and they’re bringing a lot to the table and it’s an agreement that’s a positive for both parties.

Mark Rogers:

But for example, their stock overnight was up 5% and they gave you an option to farm into it for free or they gave you a free option to farm into it after all the capital has been spent. You’d think that option has some real value? How do you think about that and what does that say about the value of your downstream assets?

Paul Carrico:

I guess I lost the first part of your question. One more time. I heard the part about them being up and that their value is up but then how does that connect to our assets?

Mark Rogers:

So they gave you a free option to farm into this asset. Upon the announcement of this transaction, their stock was up 5% overnight to $10 billion market cap company. You’d think that free option they gave you guys has some real value, and so what does that say, the fact that they gave you that free option, what does that say about the value of your downstream assets, and you would think there’s other ways to capture that downstream value — strategic value in the market?

Paul Carrico:

That’s a difficult one to judge at this point about the value of their stock and how they look at it. I think at least a significant portion of that is more associated with their getting ethylene and their getting MEG at producer economics in North America, hopefully at a good construction cost. And to connect that to our assets, I’m not sure that it does have a direct connection.

Mark Rogers:

Okay. Thanks.

Operator: : (Operator Instructions)

Your next question comes from the line of Jim Sheehan with SunTrust.

Jason Freuchtel:

Hey, several of my follow-up questions have been answered. I just wanted to clarify something. Once the construction of the cracker is complete, do you have to pay — is it a 7.5% fee on top of the construction cost to buy additional equity ownership? Is that correct?

Paul Carrico:

Only the extent we’re buying in at a different level.

Greg Thompson:

Yes, and that’s just meant to address, I’ll call it, the carrying cost for Lotte throughout the construction period, or should we choose to buy in, in addition to the $225 million. So that varies based upon Lotte’s actual borrowing cost, but kind of based upon our estimates today, that’s how we got to putting the 7.5% on top of it.

Jason Freuchtel:

Okay. Great. Thank you.

Operator:

And there are no further questions at this time.

Martin Jarosick:

Thanks everyone for joining us today. We look forward to talking with you and seeing you at the conferences going forward.

Operator:

This concludes today’s conference call. You may now disconnect.